J. A. MINNI & ASSOCIATES INC.

SUITE 1104-750 WEST PENDER STREET

CERTIFIED GENERAL ACCOUNTANT

VANCOUVER, BRITISH COLUMBIA

CANADA V6C 2T8

Jerry A. Minni, C.G.A. *

Geoffrey S. V. Pang, C.G.A., FCCA **

TELEPHONE:  (604)683-0343

FAX:  (604)683-4499

*   Incorporated Professional

** Associate

RE: CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference in the initial Registration Statement of Toby Ventures Inc. on Form 20-F Amendment #2 of my report dated April 16, 2002 in connection with my audit of the financial statements of that company as at December 31, 2001 and 2000 and for each of the years in the two year period ended December 31, 2001 which report is included in the Form 20-F

“J.A. Minni & Associates Inc.”

Certified General Accountant

Vancouver, B.C.

June 12, 2003